Exhibit 10.1
Execution Version
R1 RCM INC.
401 N. Michigan Avenue
Chicago, Illinois 60611
March 23, 2021
Mr. Joseph Flanagan
Re: Offer Letter
Dear Joe:
Reference is made to the offer letter, dated April 27, 2013 (as amended as of April 29, 2014 and March 6, 2019, the “Offer Letter”) between you and R1 RCM Inc. (previously known as Accretive Health, Inc.), a Delaware corporation (the “Company”). This letter agreement (this “Agreement”) amends, restates and supersedes the Offer Letter in its entirety, and sets forth all of the terms and conditions of your employment with the Company.
1.At-Will Employment. Your employment with the Company under this Agreement will continue for an indefinite term. Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason), subject to the terms and conditions hereof.
2.Title and Reporting. During the term of your employment with the Company, you will (i) continue to serve as the Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”) and (ii) report directly to the Board.
3.Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the positions described above and such executive responsibilities as may be prescribed by the Board from time to time and that are consistent with the position of Chief Executive Officer. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing will not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.Base Salary. You will receive an annualized base salary of $1,000,000, retroactive to January 1, 2021, which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. To achieve the retroactive effect of such base salary, the installment of your base salary payable on the first regularly scheduled payroll date after the date hereof shall be adjusted such that you will have received aggregate installments of your base salary after giving effect to the payment of such installment as you would have received had all prior installments of your salary since January 1, 2021 been made based on an annualized base salary of $1,000,000. Your base salary will be subject to review each year for possible increase (but not decrease) by the Board in its sole discretion. The base salary as determined herein from time to time will constitute “Base Salary” for purposes of this Agreement. For the avoidance of doubt, you will not receive any additional compensation for your service on the Board.
5.Annual Bonus. You will be eligible to receive an annual cash incentive award in respect of each calendar year that ends during the period of your employment with the Company based on the achievement of performance goals established by the Board (or its Human Capital Committee). Effective as of January 1, 2021, the target amount of any such award will be 100% of the Base Salary earned by you for the calendar year in question (“Annual Bonus”). The amount to be paid for any calendar year (which amount may be less than the target amount, but in no event will be more than 200% of the Base Salary) will be determined in good faith by the Board (or its Human Capital Committee), and any amount earned will be paid to you on or before March 15th of the calendar year following the calendar year to which such award relates, at the same time annual cash incentive awards are paid to other senior executives of the Company.
6.Catch-Up Equity Award. You will be granted a one-time equity award of 273,701 performance-based restricted stock units (“PBRSUs”) under the Company’s Second Amended and Restated 2010 Stock Incentive Plan, as amended from time to time (the “Equity Plan”), and subject to the terms and conditions of the award agreement evidencing such award, which shall be substantially consistent with the terms and conditions of awards granted to other senior executives under the Company’s 2020 PBRSU SLPP Program, including, without limitation, a performance period relating to such PBRSUs that will end on December 31, 2022.

7.Annual Equity Awards. During the term of your employment with the Company, and subject to the approval of the Board (or its Human Capital Committee), commencing with the 2021 annual equity grants, you will be eligible to receive an annual equity award covering a target number of shares of the Company’s common stock having a grant date value equal to 500 % of Base Salary. All such equity awards will be in such form and on such terms and conditions as the Board (or its Human Capital Committee) shall determine from time to time, and shall be subject to and governed by the terms and conditions of (i) the Equity Plan (or such other equity incentive plan of the Company under which such awards are granted) as may be in effect from time to time and (ii) the respective award agreements evidencing such awards. Nothing herein shall be construed to give you any rights to any amount or type of grant except as provided in an award agreement and authorized by the Board (or its Human Capital Committee).
8.Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and vacation programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

9.Restrictions on Transfer of PBRSU Shares. Capitalized terms used in this Section 9 but not otherwise defined in this Agreement have the meanings ascribed to such terms in that certain Amended and Restated Grant of Performance Based Awards, dated as of December 20, 2017 (the “2017 PBRSU Agreement”). Any and all PBRSU Shares shall cease to be subject to the PBRSU Shares Transfer Restrictions effective as of January 15, 2022 (the “Lockup Expiration Date”); provided, however, that if, prior to the Lockup Expiration Date, TowerBrook Transfers any of the TowerBrook R1 Ownership Interests (other than to Affiliate Transferees or Customer Transferees and excluding, for the avoidance of doubt, an exercise of any warrants), then you shall have the right (the “Pro Rata Transfer Right”) to participate in such transaction by Transferring a portion of the PBRSU Shares held by you as of immediately prior to such Transfer equal to the TowerBrook Transferred Percentage. “TowerBrook Transferred Percentage” means, with respect to a Transfer by TowerBrook described in the preceding sentence, the quotient (expressed as a percentage) equal to (x) the number of TowerBrook R1 Ownership Interests to be Transferred in such Transfer (giving effect, if applicable, to the conventions set forth in Section 5(c) of the 2017 PBRSU Agreement); divided by (y) the number of TowerBrook R1 Ownership Interests owned directly or beneficially by TowerBrook immediately prior to such Transfer. The Pro Rata Transfer Right is in lieu of, and supersedes, the right to Transfer PBRSU Shares that is provided in clause (i) of the proviso of the first sentence of Section 5(b) of the 2017 PBRSU Agreement. Except as expressly set forth in this Section 9, the terms and conditions of the 2017 PBRSU Agreement shall remain in full force and effect.
10.Termination.
(a)Your employment with the Company and its subsidiaries will terminate (i) upon your written notice to the Company of a termination for Good Reason, (ii) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), (iii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or “Disability” (as defined in Section 9(b)(ii) hereof)), or (iv) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to Disability.
(b)For purposes of this Agreement:

(i)“Cause” means: (A) your conviction of, or plea of guilty or nolo contendere to, a felony; (B) in carrying out your duties hereunder, your engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) your willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company, and such breach results in material economic or reputational harm to the Company; (D) your repeated refusal, or failure to undertake good faith efforts, to perform your material duties and responsibilities hereunder for the Company; or (E) your engaging in willful misconduct resulting in or intended to result in direct personal gain to you at the Company’s expense.
(ii)“Disability” means you have been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities hereunder for a period of one hundred eighty (180) days in any three hundred, sixty-five (365)-day period.
(iii)“Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following your written notice to the Company: (A) material diminution in your duties, authorities or responsibilities, including, without limitation, any change to the Company’s reporting structure that would require you to report directly to someone other than the Board (other than temporarily while physically or mentally incapacitated or as required by applicable law), (B) any relocation of your principal office, or principal place of employment, to a location that is more than forty (40) miles from its location in Chicago, Illinois, as of the date hereof; or (C) any material breach by the Company of its material obligations hereunder. You must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, you will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason”.

11.Severance.
(a)In the event of your termination of employment from the Company by reason of your death, Disability, voluntary resignation without Good Reason or by the Company for Cause, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) except in the case of your termination by the Company for Cause, any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the same time as it would have been paid had you not undergone a termination of employment; (iii) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy, and (v) all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company (collectively, Sections 10(a)(i) through 10(a)(v) hereof will be hereafter referred to as the “Accrued Benefits”).
(b)In the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause, the Company shall pay or provide you with the following severance benefits:
(i)the Accrued Benefits;
(ii)subject to your continued compliance with all of your post-termination obligations to the Company, an amount equal 2.00 times the sum of your (A) Base Salary and (B) target Annual Bonus, which sum shall be paid in substantially equal monthly installments for a period of twenty four (24) months following such termination; provided, however, that in the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause, in each case, within twenty four (24) months following a Change in Control (as defined below), then such payment shall be made by the Company in a lump sum within sixty (60) days following your termination;

(iii)a prorated Annual Bonus for the calendar year in which your termination occurs, with the amount of such bonus based on the greater of (A) target performance and (B) actual performance results for such year and with the pro-ration determined by multiplying the amount of the Annual Bonus by a fraction, the numerator of which is the number of days during the year of termination that you were employed by the Company and the denominator of which is three hundred sixty-five (365), payable at the same time bonuses for the relevant year are paid to other senior executives of the Company but in no event later than March 15 of the calendar year following the calendar year in which the termination of your employment occurs; and
(iv)subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) your continued compliance with all of your post-termination obligations to the Company, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of eighteen (18) months following such termination at the Company’s expense; provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company will immediately cease. Notwithstanding the foregoing, the Company will not be obligated to provide the foregoing continuation coverage if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). If you have not become eligible to be covered under a group health plan sponsored by another employer by the date that is eighteen (18) months after the date on which your employment terminates (the “COBRA Payment Trigger Date”), then, on the Company’s first regularly scheduled pay date following the COBRA Payment Trigger, the Company shall pay you a lump sum cash payment equal to six (6) times the amount you paid to effect and continue coverage for yourself and your spouse and eligible dependents, if any, under the

Company’s group health plan for the full calendar month immediately preceding the COBRA Payment Trigger.
(c)For purpose of this Agreement, “Change in Control” shall mean: (A) the consummation of any consolidation or merger of the Company with any third party purchaser where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (B) any sale, lease, exchange, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company to a third party purchaser; (C) any sale of a majority of the voting shares of the Company to a third party purchaser; (D) the consummation of transaction or series of transactions following which no shares of the Company (or of its ultimate parent corporation) are listed on the New York Stock Exchange or the NASDAQ, on any other United States stock exchange, or are otherwise listed on a public trading market (including the OTC Markets Group, Inc.) (a “Take Private Change of Control”); or (E) any liquidation or dissolution of the Company. Notwithstanding the foregoing, other than with respect to a Take Private Change of Control, a “Change of Control” shall not be deemed to have occurred if the event constituting such “Change of Control” is not (x) a change in the ownership of the corporation, (y) a change in effective control of the corporation, or (z) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Code, and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company.
(d)Payment of all amounts described in this Section 10 other than the Accrued Benefits (the “Severance Payments”) will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company and its affiliates in a form reasonably satisfactory to the Company. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent that payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 16 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the sixtieth (60th) day following such termination of employment and will include payment of any amount that was otherwise scheduled to be paid prior thereto.

12.Proprietary Interests Protection Agreement. As a condition to your continued employment, you acknowledge and agree that you remain subject to, and bound by, the Proprietary Interests Protection Agreement, as amended and attached hereto as Exhibit A.
13.No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
14.Professional Fees. Upon presentation of documentation in a form acceptable to the Company, the Company will pay or reimburse you for reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement.
15.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
16.Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.
17.Indemnification and Liability Insurance. The Company will continue to provide you with indemnification protection and directors’ and officers’ liability insurance coverage to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company. In addition to the foregoing, you will continue to be covered by the Company’s standard form of indemnification agreement on the same basis as all other current officers and directors of the Company.

18.Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or for damages for failing to comply with Code Section 409A.
(b)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this Agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
19.Entire Agreement; Amendment. This Agreement (including the Proprietary Interests Protection Agreement attached hereto as Exhibit A), the indemnification agreement between you and the Company and the equity award agreements entered into by and between you and the Company constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, including, but not limited to, the Offer Letter, provided, however, that the provisions of this Agreement and the exhibit hereto are in addition to and complement (and do not supersede) any other written agreement(s) or parts thereof between you and the Company or any of its affiliates that create restrictions on you with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
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This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.
Very truly yours,

/s/ M. Sean Radcliffe
M. Sean Radcliffe
EVP & General Counsel

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated:	/s/ Joseph Flanagan Joseph Flanagan

Signature Page - Joseph Flanagan Amended and Restated Offer Letter Agreement

EXHIBIT A
PROPRIETARY INTERESTS PROTECTION AGREEMENT

R1 RCM Inc.
Proprietary Interests Protection Agreement
This Proprietary Interests Protection Agreement (this “Agreement”) is made and entered into by and between R1 RCM Inc. (the “Company”) and the undersigned employee (“Employee”).
In addition to other good and valuable consideration, Employee is expressly being given employment or continued employment with the Company including certain monies, benefits, training and/or trade secrets and other confidential information of the Company and its customers, suppliers, vendors or affiliates to which Employee would not have access but for Employee’s relationship with the Company in exchange for Employee agreeing to the terms of this Agreement. In consideration of the foregoing, Employee agrees as follows:
1.Definitions.
(a)The Company. For purposes of this Agreement, the “Company” shall mean R1 RCM Inc. and its affiliates, partners, joint ventures, predecessors and subsidiary entities, as well as its successors and assigns.
(b)The Company’s Business. For purposes of this Agreement, the “Company’s Business” shall mean the development, marketing, sale and implementation of, among other things, revenue cycle management services and solutions, physician advisory services, and quality and cost products and services.
(c)Confidential Information. For purposes of this Agreement, “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:
(i)is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or
(ii)is suggested by or results from any task assigned to Employee by the Company or work performed by Employee for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.
(d)Restricted Area. For purposes of this Agreement, “Restricted Area” shall mean the United States of America.
(e)Inventions. For purposes of this Agreement, “Inventions” shall mean all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, conceived or reduced to practice by Employee while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours, and conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company that resulted from Employee’s prior work with the Company.
(f)Company Inventions. For purposes of this Agreement, “Company Inventions” shall mean any Invention that either:
(i)relates, at least in part, at the time of conception or reduction to practice of the Invention, to:
(A)the Company’s Business, projects or products, or to the manufacture or utilization thereof; or
(B)the Company’s actual or demonstrably anticipated research or development; or
(ii)results, at least in part, from any work performed directly or indirectly by Employee for the Company; or
(iii)results, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

2.Non-Solicitation. During the time in which Employee performs services for the Company and for a period of eighteen (18) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:
(a)Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12) month period immediately preceding the termination of Employee’s employment; or Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by Company, to any person, company or entity which was a customer or potential customer of Company for such products or services and with whom Employee had direct contact or about whom Employee learned Confidential Information at any time during the last twelve (12) months of his employment with Company.
3.Non-Disclosure.
(a)Employee will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Employee’s employment or relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.
(b)This Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(c)Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (A) where the disclosure is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended to preclude or limit such federal laws.
4.Return of Company Property. Employee agrees that, in the event that Employee’s employment with the Company is terminated for any reason, Employee shall immediately return all of the Company’s property, including without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Employee shall not retain in Employee’s possession any copies of such information.
5.Ownership of Inventions.
(a)Employee shall disclose all Inventions promptly and fully to the Company.
(b)Except as excluded in Section 5(e) below, Employee hereby agrees to and hereby grants and assigns to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.

(c)Employee shall at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 5(c) shall be borne by the Company.
(d)Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right he may have to any such invention or discovery which relates to the Company’s business.
(e)Provisions (a) through (d) of this Section 5 regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by the Employee for the Company.
6.Non-Competition.
(a)During the time in which Employee performs services for the Company and for a period of twelve (12) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area:

(i)own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Company’s Business in which the Employee would hold a position with responsibilities that are entirely or substantially similar to any position the Employee held during the last twelve (12) months of the Employee’s employment with the Company or in which the Employee would have responsibility for or access to confidential information that is similar to or relevant to that Confidential Information which the Employee had access to during the last twelve (12) months of the Employee’s employment with the Company; or
(ii)provide services to any person or entity that engages in any business that is similar to, or competitive with the Company’s business if doing so would require Employee to use or disclose the Company’s Confidential Information.
(b)Notwithstanding anything to the contrary, nothing in this Section 6 prohibits Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
    Employee acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Company is currently engaging in business and actively marketing its services and products throughout the United States, that Employee’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company’s business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

By continuing employment with the Company, Employee understands and agrees that: (a) Employee will not bring any confidential information of any former employer, nor any proprietary work product created as part of Employee’s duties with Employee’s former employer; and (b) Employee will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Employee’s duties with the Company. Further, Employee represents that Employee is not subject to any contract that would prohibit Employee from performing Employee’s duties for the Company.
7.Remedies. Employee acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information, customer relationships and goodwill of the Company and that any breach by Employee of this Agreement will cause continuing and irreparable injury to the Company for which money damages would not be an adequate remedy. Employee acknowledges that affiliates are and are intended to be third party beneficiaries of this Agreement. Employee acknowledges that the Company and any affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Employee of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company and its affiliates.
8.Severability; Modification. It is expressly agreed by Employee that:
(a)Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Employee agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.
(b)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

9.Non-Disparagement. Subject to Section 3(c), Employee understands and agrees that Employee will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.
10.Applicable Law. This Agreement shall be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.
11.Exclusive Jurisdiction/Venue. The parties agree that all litigation arising out of or relating to Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement must be brought in Cook County, Illinois or the federal court of competent jurisdiction sitting in Cook County, Illinois, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. All other disputes, controversies or questions arising under, out of, or relating to this Agreement or the breach thereof, other than those disputes relating to alleged violations of Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Commercial Arbitration Rules and Mediation Procedures (the “Rules”).
Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any claim brought to arbitration hereunder, both the Company and Employee shall be entitled to recover whatever damages would otherwise be available in any legal proceeding based upon the federal and/or state law applicable to the claim. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with representing their cases. Other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by Employee, on the one hand, and one-half by the Company, on the other hand.
12.Assignability. The rights herein may be assigned by the Company and shall bind and inure to the benefit of the Company’s successors, assigns, heirs and representatives. If the Company makes any assignment of the rights herein, Employee agrees that this Agreement shall remain binding upon Employee in any event.
13.Acceptance. The parties agree that this Agreement is accepted electronically.

I hereby acknowledge that I have reviewed the Agreement and agree to comply with the terms and conditions set forth herein.
EMPLOYEE ACCEPTANCE
/s/ Joseph Flanagan
    Joseph Flanagan